Exhibit 8.1

September 30, 2011

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel to you in connection with (i) the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 10, 2011, by and among Vanguard Natural Resources, LLC (“Vanguard”), Vanguard Natural Gas, LLC, Vanguard Acquisition Company, LLC, Encore Energy Partners LP, and Encore Energy Partners GP LLC, and (ii) the preparation of a registration statement on Form S-4 (No. 333-175944), as amended, (the “Registration Statement”), filed with the Securities and Exchange Commission by Vanguard relating to the Transactions.  In connection with the Transactions, you have requested our opinion as to certain U.S. federal income tax matters relating to Vanguard and its unitholders.

In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement.  In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion.  Our opinion is based on (i) the accuracy of the statements and facts concerning the Transactions set forth in the Merger Agreement and the Registration Statement (including, without limitation, their respective exhibits), (ii) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (iii) representations made by you with respect to certain factual matters, including the representations set forth in a letter from you (and have assumed that such representations will be accurate and complete as of the closing date of the Transactions), and (iv) financial information provided to us by you.

Based on the foregoing, unless otherwise noted in such discussions, the description of the law and the legal conclusions with respect to matters of U.S. federal income tax law set forth in the discussions in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences of the Merger” as it relates to current holders of Vanguard common units and “Tax Consequences of Holding Vanguard Common Units” constitutes our opinion.  No opinion is expressed as to any matter not discussed herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis.  There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement.  In addition, our opinion is based on the assumption will be properly presented to the applicable court.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
London Moscow New York Shanghai Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

September 29, 2011 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.